Exhibit 2

STOCK PURCHASE AGREEMENT

between

THE DAVIDSON CORPORATION

and

SYNALLOY CORPORATION

dated as of
November 21, 2014

TABLE OF CONTENTS

Section 2.01 Purchase and Sale
Section 2.02 Purchase Price
Section 2.03 Closing Payment
Section 2.04 Transactions to b Effected at the Closing
Section 2.05 Payment of Adjusted Purchase Price
Section 2.06 Adjustment Procedure
Section 2.07 Earn-out
Section 2.08 Closing
Section 2.09 Escrow
Section 3.01 Organization and Authority of Seller; Enforeceability
Section 3.02 Organization; Authority and Qualification of the Company
Section 3.03 Capitalization
Section 3.04 No Subsidiaries
Section 3.05 Conflicts; Consents
Section 3.06 Financial Statements
Section 3.07 Undisclosed Liabilities
Section 3.08 Absence of Certain Changes; Events and Conditions
Section 3.01 Material Contracts
Section 3.10 Title to Assets; Real Property
Section 3.11 Condition and Sufficiency of Assets
Section 3.12 Intellectual Property
Section 3.13 Inventory
Section 3.14 Customers and Suppliers
Section 3.15 Legal Proceedings; Governmental Orders
Section 3.16 Compliance With Laws; Permits

Section 3.17 Environmental Matters
Section 3.18 Employee Benefit Matters
Section 3.19 Employment Matters
Section 3.20 Taxes
Section 3.21 Books and Records
Section 3.22 Brokers
Section 3.26 Transactions with Interested Persons
Section 3.25 Full Disclosure
Section 3.25 No Other Representations and Warranties
Section 4.01 Organization and Authority of Buyer
Section 4.02 No Conflicts; Consents
Section 4.03 Investment Purpose
Section 4.04 Brokers
Section 4.04 Legal Proceedings
Section 4.06 Financial Ability to Perform
Section 4.07 Solvency; No Fraudulent Conveyance
Section 4.01 Resignations
Section 5.02 Employees; Benefit Plans
Section 5.03 Director and Officer Indemnification and Insurance
Section 5.04 Confidentiality
Section 5.05 Books and Records
Section 5.06 Public Announcements
Section 5.07 Further Assurances
Section 5.08 Transfer Taxes
Section 5.09 Tax Covenants
Section 5.10 Use of Business
Section 5.11 Non-competition; Non-solicitation

Section 5.12 Employment Agreements
Section 5.13 Accounts Receivable
Section 6.01 Conditions to Obligations of All Parties
Section 6.02 Conditions to Obligations of Buyer
Section 6.03 Conditions to Obligations of Seller
Section 7.01 Survival
Section 7.02 Indemnification By Seller
Section 7.03 Indemnification By Buyer
Section 7.04 Certain Limitations
Section 7.05 Indemnification Procedures
Section 7.06 Payments
Section 7.07 Tax Treatment of Indemnification Payments
Section 7.08 No Other Representations and Warranties
Section 7.09 Exclusive Remedies
Section 8.01 Expenses
Section 8.02 Notices
Section 8.03 Interpretation
Section 8.04 Headings
Section 8.05 Severability
Section 8.06 Entire Agreement
Section 8.07 Successors and Assigns
Section 8.08 No Third-party Beneficiaries
Section 8.09 Amendment and Modification; Waiver
Section 8.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial
Section 8.11 Specific Performance
Section 8.12 Counterparts
Section 8.13 Non-recourse

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”), dated as of November 21, 2014, is entered into between The Davidson Corporation, a Delaware corporation (“Seller”) and Synalloy Corporation, a Delaware corporation (“Buyer”).
RECITALS
WHEREAS, Seller owns all of the issued and outstanding shares of common stock, no par value (the “Shares”), of Specialty Pipe & Tube, Inc., a Delaware corporation (the “Company”); and
WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:
“Accounts Payable” means, as of any specific date, all “accounts payable” of the Company as of such date, determined in the same manner as such term has been used on the Balance Sheet consistent with the Company’s past accounting practices.
“Accounts Receivable” has the meaning set forth in Section 5.13.
“Accrued Expenses” means, as of any specific date, all “accrued expenses” of the Company as of such date, determined in the same manner as such term has been used on the Balance Sheet consistent with the Company’s past accounting practices.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.
“Benefit Plan” has the meaning set forth in Section 3.18(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Benefit Plans” has the meaning set forth in Section 5.02(b).
“Buyer Indemnitees” has the meaning set forth in Section 7.02.
“Calculation Periods” means (a) the period beginning at the Effective Time and ending on the day prior to the first anniversary of the Effective Time, and (b) the following year ending on the day prior to the second anniversary of the Effective Time.
“Cash” means the sum of all cash and cash equivalents of the Company, less the aggregate amount of all checks issued by the Company to a third party that have not yet cleared, plus the aggregate amount of all checks issued to the Company that have been deposited in the Company’s bank account but that have not yet cleared.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Closing” has the meaning set forth in Section 2.08.
“Closing Date” has the meaning set forth in Section 2.08.
“Closing Payment” has the meaning set forth in Section 2.03(b).
“Closing Date Working Capital” means the Working Capital as of the Effective Time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the recitals.
“Company Continuing Employee” has the meaning set forth in Section 5.02(a).
“Company Intellectual Property” has the meaning set forth in Section 3.12(b).
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 11, 2014 between Buyer and Seller.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, indentures, joint ventures and all other legally binding arrangements, whether written or oral, excluding purchase orders and invoices issued in the ordinary course of business.

“Direct Claim” has the meaning set forth in Section 7.05(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Dollars or $” means the lawful currency of the United States.
“Earn-out Calculation” has the meaning set forth in Section 2.07(b)(i).
“Earn-out Calculation Delivery Date” has the meaning set forth in Section 2.07(b)(i).
“Earn-out Calculation Objection Notice” has the meaning set forth in Section 2.07(b)(ii).
“Earn-out Calculation Statement” has the meaning set forth in Section 2.07(b)(i).
“Earn-out Payment” has the meaning set forth in Section 2.07(a).
“Earn-out Period” means the period beginning on the Closing Date and ending on the day prior to the second anniversary of the Closing Date.
“Effective Time” has the meaning set forth in Section 2.08.
“Employment Agreements” has the meaning set forth in Section 5.12.
“Employees” means those individuals employed by the Company immediately prior to the Closing.
“Encumbrance” means any mortgage, charge, pledge, prior claim, security interest, assignment, lien (statutory or otherwise), servitude, easement, title defect, restriction on transfer (such as a right of first refusal), restrictive covenant, conditional sale, title retention agreement or other encumbrance, arrangement or condition of any nature which, in substance, secures payment or performance of an obligation.
“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste

Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to an applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Escrow Account” means the account established pursuant to the Escrow Agreement.
“Escrow Agent” means U.S. Bank, National Association.
“Escrow Agreement” means the Escrow Agreement by and among Seller, Buyer and the Escrow Agent, substantially in the form attached hereto as Exhibit A.
“Escrow Amount” means THREE MILLION TWO HUNDRED FORTY-SEVEN THOUSAND AND 00/100 DOLLARS ($3,247,000.00).
“Estimated Closing Date Working Capital” has the meaning set forth in Section 2.03(a)
“Financial Statements” has the meaning set forth in Section 3.06.
“GAAP” means International Financial Reporting Standards in effect from time to time and as applied by Wolseley plc and its subsidiaries.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Indebtedness” means, with respect to the Company, (a) all indebtedness for borrowed money, including any related prepayment fees or expenses (including overdraft facilities) (whether short term or long term) or any loans from shareholders, (b) all obligations of the Company for the deferred purchase price of property, including any “earn-out payments” owed by the Company, (c) all indebtedness of the Company evidenced by notes, bonds, debentures or other similar instruments, (d) any obligation in respect of letters of credit and bankers’ acceptances, other than instruments supporting or guaranteeing any obligations of the Company, (e) all liabilities less all assets arising under any interest rate swap or other interest rate protection agreement or other similar interest rate agreement, (f) all liabilities less all assets arising under any currency or commodity hedging agreements, and (g) all accrued interest, fees, prepayment, penalties or other similar obligations with respect to any of the foregoing; provided, however, that any item that is accounted for in the determination of Working Capital for purposes of this Agreement shall be excluded from the calculation of Indebtedness for purposes of this Agreement.
“Indemnified Party” has the meaning set forth in Section 7.04.
“Indemnifying Party” has the meaning set forth in Section 7.04.
“Indemnified Person” has the meaning set forth in Section 5.03(a).
“Independent Accountants” has the meaning set forth in Section 2.06(d).
“Intellectual Property” has the meaning set forth in Section 3.12(a).
“Interested Person” has the meaning set forth in Section 3.24.
“Inventory” has the meaning set forth in Section 3.13.
“Knowledge of Buyer” or “Buyer’s Knowledge” or any other similar knowledge qualification with respect to Buyer, means the actual knowledge of those persons listed on Section 1.01(a) of the Disclosure Schedules, including facts and circumstances of which any such Person would reasonably be expected to have actual knowledge if such Person were to undertake a reasonable inquiry.
“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification with respect to Seller, means the actual knowledge of those persons listed on Section 1.01(b) of the Disclosure Schedules, including facts and circumstances of which any such Person would reasonably be expected to have actual knowledge if such Person were to undertake a reasonable inquiry, which inquiry shall include, but not be limited to, inquiry of Steve Baroff, Dianne Beck and Chris Sitka with respect to the subject matter represented.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Liabilities” has the meaning set forth in Section 3.07.
“Loss” or “Losses” means actual losses, damages, liabilities, deficiencies, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, consequential or incidental damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party as part of an Action that is subject to indemnification hereunder.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate with other similar events, occurrences, facts, conditions or changes, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.
“Material Contracts” has the meaning set forth in Section 3.09(a).
“Material Customers” has the meaning set forth in Section 3.14(a).
“Material Suppliers” has the meaning set forth in Section 3.14(b).
“Objection Notice” has the meaning set forth in Section 2.06(c).
“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.
“Permitted Encumbrances” means any (i) Encumbrances for Taxes, assessments, water and sewer rents and other governmental charges not yet due and payable, (ii) Encumbrances being contested in good faith by appropriate proceedings, (iii) Encumbrances that are (A) easements, quasi easements, licenses, covenants, rights of way, utility agreements and other similar restrictions, (B) conditions that may be shown by a current ALTA/ACSM survey of such Real Property with all Table A requirements shown thereon or (C) zoning, building, land use and other similar restrictions, that, in any case described in this clause (iii), do not materially impair the current use or occupancy of the Real Property for the Company’s or applicable subsidiary’s business, (iv) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Encumbrances arising in the ordinary course of business and (v) Encumbrances for which there are adequate reserves on the financial statements of the applicable Persons.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Pre-Closing Tax Returns” has the meaning set forth in Section 5.09.
“Purchase Price” has the meaning set forth in Section 2.02.
“Qualified Benefit Plan” has the meaning set forth in Section 3.18(b).
“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Restricted Business” means the marketing, sale, distribution or processing (including, but not limited to: cutting to length, heat treating, end finishing, boring, testing, annealing, painting, and coating) of Restricted Product.
“Restricted Period” has the meaning set forth in Section 5.11(a).
“Restricted Products” means (i) seamless carbon or alloy steel pipe or tubing in any size whatsoever that is ASTM A519 grade 1026, grade 4130, or grade 4140 and (ii) Restricted A106 Items.
“Restricted A106 Customers” has the meaning set forth in Section 3.24.
“Restricted A106 Items” means seamless carbon or alloy steel pipe or tubing with wall thickness greater than 0.5 inches that is any ASME/ASTM SA106 grades B or C.

“Revenue” means, with respect to any Calculation Period, revenue of the Company determined in accordance with United States Generally Accepted Accounting Principles, including revenue derived from sales to Affiliates of the Company.
“Review Period” has the meaning set forth in Section 2.07(b)(ii).
“Seller” has the meaning set forth in the preamble.
“Seller Indemnitees” has the meaning set forth in Section 7.03.
“Seller’s Marks” has the meaning set forth in Section 5.10.
“Shares” has the meaning set forth in the recitals.
“Statement of Closing Date Working Capital” has the meaning set forth in Section 2.06(a).
“Straddle Period” has the meaning set forth in Section 5.09(b).
“Target Closing Date Working Capital” means TWENTY-ONE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($21,500,000).
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Territory” means the United States of America.
“Third-Party Claim” has the meaning set forth in Section 7.05(a).
“Transaction Documents” means this Agreement and the Escrow Agreement.
“Uncollected Accounts Receivable” has the meaning set forth in Section 5.13.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“Working Capital” means, as of any date, Inventory (net of reserves), plus Accounts Receivable (net of reserves), less Accounts Payable, less Accrued Expenses as of such date.

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. Subject to the terms of this Article II, the aggregate purchase price for the Shares (the “Purchase Price”) shall be equal to (i) THIRTY-FIVE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($35,500,000) less (ii) the sum of all Indebtedness as of immediately prior to the Closing plus (iii) Cash as of immediately prior to Closing, as such amounts may be adjusted pursuant to Section 2.05 hereof.

Section 2.03 Closing Payment.

(a)Not less than three (3) Business Days prior to the Closing Date, Seller’s Representative shall deliver to Buyer an estimated statement of Closing Date Working Capital (“Estimated Closing Date Working Capital”) and an estimated statement of Cash as of the Closing Date, which shall be subject to Buyer’s reasonable review and approval.

(b)At the Closing, Buyer shall deliver as payment on account of the Purchase Price an amount (the “Closing Payment”) in cash equal to (i) THIRTY-FIVE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($35,500,000), (ii) minus the Escrow Amount, (iii) minus the sum of all Indebtedness as of immediately prior to Closing, (iv) plus Cash as of immediately prior to Closing, (v) plus the amount, if any, by which Estimated Closing Date Working Capital exceeds Target Closing Date Working Capital, (vi) minus the amount, if any, by which Target Closing Date Working Capital exceeds Estimated Closing Date Working Capital.

Section 2.04 Transactions to be Effected at the Closing.

(a)    At the Closing, Buyer shall deliver to Seller:

(i)the Closing Payment by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date; and

(ii)the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.03 of this Agreement.

(b)    At the Closing, Seller, Buyer and Escrow Agent shall execute the Escrow Agreement, and Buyer shall deliver the Escrow Amount in immediately available funds to the Escrow Agent.

(c)At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i)stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii)the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.02 of this Agreement.

Section 2.05 Payment of Adjusted Purchase Price.

(a)If the amounts representing the Closing Date Working Capital and Cash as of the Effective Time, as finally determined in accordance with Section 2.06, differ from the Estimated Closing Date Working Capital and estimated Cash, the Purchase Price shall be adjusted upward or downward, as applicable, on a dollar-for-dollar basis by the cumulative amount of such difference.

(b)If the adjustment, if any, under this Section 2.06 results in an aggregate reduction in the Purchase Price, then within three Business Days after the final determination of the adjustment, Seller shall pay the amount of such reduction to Buyer by wire transfer of immediately available funds to an account designated by Buyer.

(c)If the adjustment, if any, under this Section 2.06 results in an aggregate increase in the Purchase Price, then within three Business Days after the final determination of the adjustment, Buyer shall pay to Seller the amount of such aggregate increase in the Purchase Price by wire transfer of immediately available funds to an account designated by Seller.

Section 2.06 Adjustment Procedure.

(a)Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller’s Representative a statement of the Closing Date Working Capital (the “Statement of Closing Date Working Capital”), which shall also include a statement of Cash as of the Effective Time. The Statement of Closing Date Working Capital shall be based upon the books and records of the Company and shall be prepared in accordance with GAAP consistent with the past practices of the Company in the preparation of the Financial Statements.

(b)Seller’s Representative and his accountants shall, during reasonable business hours, be given reasonable access to (and copies of) all of Buyer’s and the Company’s books, records, and other documents, including work papers, worksheets, notes, and schedules, used in preparation of the Statement of Closing Date Working Capital, for the purpose of reviewing the Statement of Closing Date Working Capital.

(c)If within thirty (30) days following delivery of the Statement of Closing Date Working Capital to Seller’s Representative, Seller’s Representative has not given Buyer notice of an objection as to any amounts set forth on the Statement of Closing Date Working Capital (which notice shall state in reasonable detail the basis of Seller’s Representative’s objections and Seller’s Representative’s proposed adjustments) (the “Objection Notice”), the Statement of Closing Date Working Capital as prepared by Buyer will be final, binding, and conclusive on the parties.

(d)If Seller’s Representative timely gives Buyer an Objection Notice and if Seller’s Representative and Buyer fail to resolve the issues raised in the Objection Notice within ninety (90) days after delivery of the Objection Notice, Seller’s Representative and Buyer shall submit the issues remaining in dispute for resolution to a recognized national or regional independent accounting firm mutually acceptable to Buyer and Seller’s Representative (the “Independent Accountants”). If the Buyer and the Seller’s Representative cannot agree on the Independent Accountants to serve, each of them shall appoint a recognized national or regional independent accounting firm and the two firms shall appoint a recognized national or regional accounting firm to serve as the Independent Accountants.

(e)The Independent Accountants shall be directed to resolve only those issues in dispute and render a written report on their resolution of disputed issues with respect to the Statement of Closing Date Working Capital as promptly as practicable, but no later than 30 days after the date on which the Independent Accountants are engaged. The determination by the Independent Accountants will be based solely on written submissions of Buyer and the Company, on the one hand, and Seller’s Representative, on the other hand, and will not involve independent review. Any determination with respect to the Statement of Closing Date Working Capital by the Independent Accountants will not be outside the range established by the amounts in (i) the Statement of Closing Date Working Capital, and (ii) Seller’s Representative’s proposed adjustments thereto. Such determination will be final, binding, and conclusive on the parties as of the date of the determination notice sent by the Independent Accountants.

(f)If issues are submitted to the Independent Accountants for resolution:

(i)In the absence of mutual agreement of Seller’s Representative and Buyer, or unless otherwise expressly provided for in this Agreement, the Independent Accountants shall determine the process to be followed in resolving the disputed matters, provided such process is consistent with this Agreement;

(ii)Seller’s Representative and Buyer shall execute any agreement required by the Independent Accountants to accept their engagement pursuant to Section 2.06(d);

(iii)Seller’s Representative and Buyer shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its accountants, and shall be afforded the opportunity to present to the Independent Accountants, with a copy to the other party, any other written material relating to the disputed issues;

(iv)The determination by the Independent Accountants, as set forth in a report to be delivered by the Independent Accountants to both Seller’s Representative and Buyer, will include the Statement of Closing Date Working Capital that were revised, reflecting the changes required as a result of the determination made by the Independent Accountants; and

(v)Seller and Buyer shall each bear one-half of the fees and costs of the Independent Accountants.

(g)    Any payments made pursuant to Section 2.05 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07 Earn-out.

(a)    Earn-out Payments. As additional consideration for the Shares, at such times as provided in Section 2.07(d), for any Calculation Period where Revenue is more than $27,000,000, Buyer shall pay to Seller with respect to each Calculation Period within the Earn-out Period an amount, if any (each, an “Earn-out Payment”), equal to the product of (i) the amount of Revenue during such Calculation Period in excess of $27,000,000 as a percentage of $2,000,000 (with a maximum percentage of 100%) multiplied by (ii) $2,500,000; provided, that in no event shall Buyer be obligated to pay Seller more than $2,500,000 for any Calculation Period. No Earn-out Payment shall be paid for any Calculation Period where Revenue is less than or equal to $27,000,000; provided, however, that following the conclusion of the Earn-out Period, in the event that the cumulative Revenue for all Calculation Periods is more than $58,000,000, Buyer shall make an additional Earn-out Payment such that the total cumulative Earn-out Payments equal $5,000,000; provided, further, that following the conclusion of the Earn-out Period, in the event that the cumulative Revenue for all Calculation Periods is greater than $54,000,000 but less than $58,000,000, Buyer shall make an additional Earn-out Payment, if any, such that the total cumulative Earn-out Payments equal the product of (i) the amount of cumulative Revenue for all Calculation Periods in excess of $54,000,000 as a percentage of $4,000,000 (with a maximum percentage of 100%) multiplied by (ii) $5,000,000; provided, that in no event shall Buyer be obligated to pay Seller more than $5,000,000 for the Earn-out Period.

(b)    Procedures Applicable to Determination of the Earn-out Payments.

(i)    On or before the date which is ninety (90) days after the last day of each Calculation Period (each such date, an “Earn-out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of Revenue for the applicable Calculation Period and its calculation of the resulting Earn-out Payment (in each case, an “Earn-out Calculation”).

(ii)    Seller shall have thirty (30) days after receipt of the Earn-out Calculation Statement for each Calculation Period (in each case, the “Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein. During the Review Period, Seller and its Representatives shall have the right to inspect the Company’s books and records during normal business hours at the Company’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Revenue and the resulting Earn-out Payment. Prior to the expiration of the Review Period, Seller may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer. Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the parties hereto. If Seller timely delivers an Earn-out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Revenue and the Earn-out Payment for the applicable Calculation Period. If Buyer and Seller are unable to reach agreement within ninety (90) days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountants. The Independent Accountants shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Independent Accountants, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountants, Buyer and Seller shall each furnish to the Independent Accountants such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountants may reasonably request. The Independent Accountants shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. The resolution of the dispute and the calculation of Revenue that is the subject of the applicable Earn-out Calculation Objection Notice by the Independent Accountants shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountants shall be borne by Seller and Buyer in proportion to the amounts by which their respective calculations of Revenue differ from Revenue as finally determined by the Independent Accountants.

(c)    Independence of Earn-out Payments. Buyer’s obligation to pay each of the Earn-out Payments to Seller in accordance with Section 2.07(a) is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-out Payment and the obligation to pay an Earn-out Payment to Seller shall not obligate Buyer to pay any preceding or subsequent Earn-out Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earn-out Payment for the first Calculation Period are not satisfied, but the conditions precedent to the payment of the Earn-out Payment for the second Calculation Period are satisfied, then Buyer would be obligated to pay such Earn-out Payment for the second Calculation Period for which the corresponding conditions precedent have been satisfied, and not the Earn-out Payment for the first Calculation Period.

(d)Timing of Payment of Earn-out Payments. Subject to Section 2.07(f), any Earn-out Payment that Buyer is required to pay pursuant to Section 2.07(a) hereof shall be paid in full no later than five (5) Business Days following the date upon which the determination of Revenue for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.07(b)(ii) (including any final resolution of any dispute raised by Seller in an Earn-out Calculation Objection Notice). Buyer shall pay to Seller the applicable Earn-out Payment in cash by wire transfer of immediately available funds.

(e)Post-closing Operation of the Company. Subject to the terms of this Agreement and the other Transaction Documents, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company; provided, that (i) except for the sale of products currently offered by Buyer’s Affiliate Bristol Metals, LLC through its pipe manufacturing division known as BRISMET (which does not include seamless steel pipe) and including such products as they may be modified, altered or improved in the future in the ordinary course of business, all sales of Restricted Products by the Buyer and its Affiliates during the Earn-out Period shall be made solely by the Company and (ii) Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Earn-out Payments hereunder.

(f)Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.07 the amount of (i) any purchase price adjustment owed to it pursuant to Section 2.05, (ii) any amount owed to Buyer for Uncollected Accounts Receivable pursuant to Section 5.13, and (iii) any Losses to which any Buyer Indemnified Party may be entitled under Article VII of this Agreement.

(g)No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Law, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) Seller shall not have any rights as a securityholder of Buyer or the Company as a result of Seller’s contingent right to receive any Earn-out Payment hereunder, and (iii) no interest is payable with respect to any Earn-out Payment.

Section 2.08 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) is taking place simultaneously with the execution and delivery of this Agreement on the date hereof (the “Closing Date”) and transfer of the Shares shall be deemed effective as of 11:59 p.m. (Eastern Daylight Time) on the Closing Date (the “Effective Time”). The Closing shall take place at the offices of Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219, or at such other place as Seller and Buyer may mutually agree upon in writing. The parties hereto acknowledge and agree that all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 2.09 Escrow.

(a)    Buyer shall deliver the Escrow Amount to the Escrow Agent at the Closing in accordance with Section 2.04(b).

(b)    Subject to the terms of the Escrow Agreement, (i) at the date that is twelve (12) months from the Closing Date, Seller and Buyer shall jointly instruct the Escrow Agent to disburse to Seller an amount equal to TWO MILLION THREE HUNDRED EIGHTY-ONE THOUSAND AND 00/100 DOLLARS ($2,381,000) minus the amounts previously disbursed to Buyer pursuant to Article VII and the amount that is reserved for any claims that have been properly made by Buyer pursuant to Article VII that remain unresolved at such time, and (ii) Seller and Buyer shall jointly instruct the Escrow Agent to disburse to Seller any remainder of the Escrow Amount at the date that is eighteen (18) months from the Closing Date minus the amount that is reserved for any claims that have been properly made by Buyer pursuant to Article VII that remain unresolved at such time. Upon the resolution or settlement of any claims that were unresolved at the date that is eighteen (18) months from the Closing Date, Seller and Buyer shall jointly instruct the Escrow Agent to disburse to Seller or Buyer, as the case may be, the amounts due to each as finally agreed or determined.

ARTICLE III
REPRESENTATION AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.
Section 3.01 Organization and Authority of Seller; Enforeceability. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the Transaction Documents to which it is a party constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Organization; Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.03 Capitalization.

(a)    The authorized capital stock of the Company consists of 200 shares of common stock, no par value, of which 190 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances, other than restrictions under the Securities Act of 1933, as amended, or applicable state securities Laws. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)    All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05 Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as would not have a Material Adverse Effect.

Section 3.06 Financial Statements. Section 3.06 of the Disclosure Schedules contains the internally prepared unaudited balance sheets of the Company for the fiscal years ended July 31, 2014, 2013, 2012 and 2011 and unaudited income statements of the Company for the fiscal years ended July 31, 2014, 2013, 2012 and 2011 (collectively, the “Financial Statements”). The Financial Statements have been generated from the books and records of the Company and have been prepared for internal reporting purposes, and, except as disclosed in Section 3.06 of the Disclosure Schedules, fairly and accurately present the financial condition of the Company on a stand-alone basis (except for the assets, liabilities, reserves, expenses and activities that are managed at the parent-company level) as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The

Financial Statements have been prepared on a consistent basis throughout the period involved. These statements do not include certain assets, liabilities, reserves, expenses and activities that are managed at the parent-company level and are not intended to be a presentation in conformity with accounting principles generally accepted in the United States. Section 3.06 of the Disclosure Schedules includes (a) a general description of all of the assets, liabilities, reserves, expenses and activities that are managed at the parent-company level and (b) a list of all expenses charged to the Company at the parent-company level during the periods covered in the Financial Statements. The balance sheet of the Company as of July 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.07 Undisclosed Liabilities. Except as set forth in Section 3.07 of the Disclosure Schedules, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date or in the statement of Estimated Closing Date Working Capital, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date. The Company does not have any liability for obligations held at the parent-company level.

Section 3.08 Absence of Certain Changes; Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Section 3.08 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business consistent with past practice and there has not been, with respect to the Company, any:

(a)    event, occurrence or development that has had, or could reasonably be expected to have, a Material Adverse Effect;

(b)    amendment of the certificate of incorporation, by-laws or other organizational documents of the Company;

(c)    split, combination or reclassification of any shares of its capital stock;

(d)    issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)    material change in any method of accounting or accounting practice of the Company, except as disclosed in the notes to the Financial Statements;

(f)    material change in the Company’s policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g)    entry into a Contract that would constitute a Material Contract;

(h)    transfer, assignment, or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property;

(i)    acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(j)    incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $50,000, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(k)    transfer, assignment, sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the ordinary course of business and except for any assets having an aggregate value of less than $50,000, or cancellation of any debts or entitlements;

(l)    material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)    any capital investment in, or any loan to, any other Person, other than extensions of credit in the ordinary course of business consistent with past practice;

(n)    any material capital expenditures;

(o)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, consultants or independent contractors, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, member, manager, consultant or independent contractor;

(p)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(q)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or former or current directors, officers and employees;

(r)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner (other than purchase of Inventory and supplies in the ordinary course of business), any business or any Person or any division thereof for consideration in excess of $50,000;

(s)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(u)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(v)    action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(w)    any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.01 Material Contracts.

(a)    Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed on Section 3.10(b) of the Disclosure Schedules and all Contracts relating to the Intellectual Property set forth on Section 3.12(b) of the Disclosure Schedules, collectively, being the “Material Contracts”):

(i)each Contract of the Company involving aggregate consideration in excess of $150,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty or without more than 180 days’ notice;

(ii)all Contracts that relate to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $150,000;

(iii)all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), other than the purchase of Inventory and supplies in the ordinary course of business;

(iv)except for Contracts relating to trade payables, all agreements relating to Indebtedness (including, without limitation, guarantees) of the Company;

(v)all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(vi)all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(vii)all Contracts (other than general terms and conditions relating to purchase orders and invoices entered into in the ordinary course of business) that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(viii)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;
(ix) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party;

(x)all Contracts with any Governmental Authority to which the Company is a party;

(xi)all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xii)any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xiii)all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiv)all leases with respect to personal property to which the Company is a party or with respect to personal property used in connection with the business of the Company to which any Affiliate of the Company is a party.

(b)    Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided to Buyer.

(c)    Section 3.09(c) of the Disclosure Schedules lists each outstanding product order from suppliers of the Company with a purchase price in excess of $150,000.

Section 3.10 Title to Assets; Real Property.

(a)    The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the Permitted Encumbrances.

(b)    Section 3.10(b) of the Disclosure Schedules lists: (i) the street address of each parcel of owned Real Property; and (ii) the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases for each parcel of Real Property leased by the Company (collectively, “Leases”), including the identification of the lessor thereunder. With respect to owned Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, together with copies of the underlying exception documents referenced in each policy, opinions, abstracts and surveys in the possession of Seller or the Company and relating to the Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11 Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company required to run the Company as currently conducted and at current output levels are structurally sound (subject to latent defects), are in good operating condition and repair and are adequate for the uses to which they are being put, subject to ordinary wear and tear and the repair and replacement of equipment in the ordinary course of business. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12 Intellectual Property.

(a)    “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections, including, but not limited to the Company’s custom built ERP system.

(b)    Section 3.12(b) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company. Except as set forth in Section 3.12(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, the Company owns or has the right to use all Intellectual Property necessary to conduct the business as currently conducted (the “Company Intellectual Property”).

(c)    Except as would not have a Material Adverse Effect, to Seller’s Knowledge: (i) the Company Intellectual Property as currently licensed or used by the Company, and the Company’s conduct of its business as currently conducted, do not infringe, violate or misappropriate the Intellectual Property of any Person; and (ii) no Person is infringing, violating or misappropriating any Company Intellectual Property. No Person, other than the Company, has any right to own or use the Company Intellectual Property, and, to the Knowledge of Seller, no other Person has made or threatened a claim for ownership or use of the Company Intellectual Property.

Section 3.13 Inventory. The Seller’s estimate of inventory of the Company as of the Closing Date (excluding capitalized freight charges) is set forth on Section 3.13 of the Disclosure Schedules. The inventory of the Company at the Effective Time (including capitalized freight charges) (the “Inventory”) will be finally determined as part of the Statement of Closing Date Working Capital. The Inventory of the Company consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such Inventory is owned by the Company free and clear of all Encumbrances, and no Inventory is held on a consignment basis.

Section 3.14 Customers and Suppliers.

(a)    Section 3.14(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $150,000 in either of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.14(a) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe (beyond negotiations in the ordinary course of business), that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company. The Company does not have any pending or, to the Knowledge of Seller, threatened product warranty claims from any customer or end-user that, individually, exceeds $10,000 in maximum potential liability to the Company.

(b)    Section 3.14(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $150,000 in either of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.14(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe (beyond negotiations in the ordinary course of business), that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.15 Legal Proceedings; Governmental Orders.

(a)    There are no Actions pending or, to Seller’s Knowledge, threatened (i) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company), or (ii) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Seller, no event has occurred or circumstances exist that Seller reasonably expects to give rise to, or serve as a basis for, any such Action.

(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

(c)    The Company never has been a named petitioner in any “anti-dumping” petition, or contributed monetarily to any such petition, before the International Trade Commission or any similar Governmental Authority. No Person has provided notice to Seller of its intention to, and to the Knowledge of Seller, no Person has threatened to, make Seller a named petitioner in any such “anti-dumping” petition in the next twelve (12) months.

Section 3.16 Compliance With Laws; Permits.

(a)    To the Seller’s Knowledge, the Company is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect. The Company has not received any written notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any applicable Law. The Company has not incurred any monetary or other liability, including any indemnification obligation to, any Governmental Authority.

(b)    All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.16(b) of the Disclosure Schedules lists all current Permits issued to the Company. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.16(b) of the Disclosure Schedules. The consummation of the transactions contemplated by this Agreement will not impair the validity of any Permit.

(c)    None of the representations and warranties contained in Section 3.16 shall be deemed to relate to environmental matters (which are governed by Section 3.17), employee benefits matters (which are governed by Section 3.18), employment matters (which are governed by Section 3.19) or tax matters (which are governed by Section 3.20).

Section 3.17 Environmental Matters.

(a)    Except as set forth in 3.17(a) of the Disclosure Schedules, to Seller’s Knowledge, the Company is in compliance with all Environmental Laws and has not, and, with respect to the Company, the Seller has not, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)    The Company, Seller, or any Affiliate of Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.17(b) of the Disclosure Schedules and has been made available to Buyer) necessary for the ownership, lease, operation or use of the business or assets of the Company.

(c)    No real property currently owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)    Except as set forth in Section 3.17(d) of the Disclosure Schedules, to Seller’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Company or any Real Property currently owned, operated or leased by the Company, and neither the Company nor Seller has received an Environmental Notice that any Real Property currently owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, Seller or the Company.

(e)    Seller has previously made available to Buyer in the virtual data room established by Intralinks on behalf of Seller any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Company or any currently owned, operated or leased Real Property which are in the possession or control of Seller or the Company.

(f)    The representations and warranties set forth in this Section 3.17 are the Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 3.18 Employee Benefit Matters.

(a)    Section 3.18(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees or the beneficiaries or dependents of any such Persons (as listed on Section 3.18(a) of the Disclosure Schedules, other than any “multi-employer plan” (as defined in Section 3(37) of ERISA), each, a “Benefit Plan”). The Company does not have any obligation to provide benefits under any Benefit Plan to former employees of the Company or current or former directors of the Company.

(b)    Except as would not have a Material Adverse Effect, to Seller’s Knowledge, each Benefit Plan complies with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. Except as would not have a Material Adverse Effect, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, to Seller’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code.

(c)    The Company does not, and has no obligation to maintain, sponsor, or contribute to, any plan that: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, neither Seller nor the Company: (x) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (y) has engaged in any transaction which would give rise to a liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA.

(d)    Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death and disability benefits relating to disabilities that arise prior to termination of employment).

(e)    Except as would not have a Material Adverse Effect: (i) there is no pending or, to Seller’s Knowledge, threatened action relating to a Benefit Plan; and (ii) no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(f)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (excluding arrangements negotiated with Buyer) will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(g)    The Company has not engaged in any prohibited transactions, as defined in Code Section 4975 or ERISA Section 406, with respect to any Benefit Plan or otherwise violated or participated in a breach of a breach of fiduciary duty under Part 4 of Title I, Subtitle B of ERISA.

(h)    No payment or benefit provided or to be provided under a Benefit Plan to or for the benefit of a “service provider” (within the meaning of Section 409A of the Code) will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions (either alone or upon the occurrence of any additional or subsequent events) or otherwise. Each Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been, in all material respects, operated and administered in operational and documentary compliance with Section 409A of the Code.

(i)    The Company is in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state law, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder. The Company has not incurred any liability under Section 4980B of the Code.

(j)    The representations and warranties set forth in this Section 3.18 are the Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 3.19 Employment Matters.

(a)    Seller has previously provided to Buyer a list of all persons who are employees of the Company as of the date hereof, which sets forth for each such individual, as of a date no earlier than five (5) business days prior to the Closing (and which shall be updated to be current and accurate as of the Effective Time), the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) whether the employee is exempt or non-exempt; (v) current annual base or hourly compensation rate, as the case may be; (vi) commission, bonus or other incentive-based compensation; (vii) a description of the fringe benefits provided to each such individual as of the date hereof; (viii) a description of any severance compensation to which any employee is entitled upon termination from the Company; and (ix) accrued and unused vacation and/or sick leave for each employee. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, consultants, or contractors of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the unaudited balance sheet contained in the Statement of Closing Date Working Capital), except that accrued bonuses will be paid by Seller on the next applicable payroll date and the bonuses to Steve Baroff, Dianne Beck, Christopher Sitka and Ron Granato (described below) will be paid by Seller as agreed. To Seller’s Knowledge (excluding the knowledge of the following named executives), none of Steve Baroff, Dianne Beck or Christopher Sitka has entered into any agreement for the purpose of, or otherwise have any intention of, terminating his or her employment with the Company. Seller has agreed to pay to Steve Baroff, Dianne Beck, Christopher Sitka and Ron Granato specific bonus consideration based on the successful closing of the transactions contemplated under this Agreement, and the financial terms of such agreements have been disclosed to Buyer. Seller has not agreed to pay any other consideration to the foregoing individuals other than as disclosed on Section 3.19(a) of the Disclosure Schedules or as disclosed pursuant to the preceding sentence. Except for such bonus consideration payable to Steve Baroff, Dianne Beck, Christopher Sitka and Ron Granato, there are no outstanding agreements, understandings or commitments of the Company with respect to any special commissions, bonuses or increases in compensation relating to the successful closing of the transactions contemplated under this Agreement or that are to take effect after the Closing Date that are not consistent with past practice.

(b)    Except as set forth in Section 3.19(b) of the Disclosure Schedules, the Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization, union, or work council (collectively, “Union”) representing any of its Employees. Since January 1, 2013 there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(c)    The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as consultants or contractors are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d)    The Company has not taken any action prior to the date hereof that would trigger the WARN Act with respect to the Company.

Section 3.20 Taxes.

(a)    Except as set forth in Section 3.20 of the Disclosure Schedules:

(i)    The Company has timely filed (taking into account any valid extensions) all Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All Taxes due and owing by the Company have been timely paid or accrued. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets or properties of the Company.

(ii)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(iii)    There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company. No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(iv)    The Company is not a party to any Tax-sharing agreement. The Company has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law).

(v)    All Taxes which the Company is obligated to withhold from amounts owing to any employee, independent contractor, creditor or third party have been withheld and paid or accrued. The Company has complied with all information reporting and backup withholding provisions required by applicable Law.

(b)    The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes (other than income Taxes) as of the Closing Date does not exceed the amount accrued for such Taxes in the Closing Date Working Capital.

(c)    Except for certain representations related to Taxes in Section 3.18, the representations and warranties set forth in this Section 3.20 are the Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.21 Books and Records. The complete minute books and stock record books of the Company have all been made available to Buyer for review. At the Closing, all of such books and records will be in the possession of the Company.

Section 3.22 Brokers. Except for BB&T Capital Markets, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller. Any and all fees paid to BB&T Capital Markets as a result of this transaction shall be paid solely by Seller.

Section 3.23 Transactions with Interested Persons. Except as described in Section 3.23 of the Disclosure Schedules, there are no agreements, loans, leases, royalty agreements or other continuing transactions between (x) the Company and (y) Seller or any officer, director or executive employee of the Company, an Affiliate of the Company (each, an “Interested Person”). Except as described in Section 3.23 of the Disclosure Schedules, no Interested Person (x) has any direct or indirect interest in any entity that does business with or is a competitor with the Company or (y) has any direct or indirect interest in any property, asset or right that is used by the Company in the conduct of its business. Except as described in Section 3.23 of the Disclosure Schedule, no Interested Person has any contractual relationship (including that of creditor or debtor) with the Company other than such relationships as result solely from being an officer, director or stockholder of the Company.

Section 3.24 Revenue from Certain Products. The actual revenue of the Company, determined in accordance with GAAP, generated from the sale of any ASME/ASTM SA106 grades B or C seamless carbon or alloy steel pipe or tubing with wall thickness of 0.5 inches or less did not exceed $1,000,000 in either fiscal year ended July 31, 2013 or 2014. Section 3.24 of the Disclosure Schedule sets forth a comprehensive list of all customers from whom the Company generated $10,000 or more in revenue, determined in accordance with GAAP, in either fiscal year ended July 31, 2013 or 2014, from the sale of Restricted A106 Items (the “Restricted A106 Customers”). For the purpose of calculating the foregoing threshold in identifying the Restricted A106 Customers, all Company customers’ branch locations, as applicable, were consolidated and their revenue aggregated as a single customer account.

Section 3.25 Full Disclosure. To Seller’s Knowledge, no representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.26 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including the Confidential Information Memorandum prepared by BB&T Capital Markets and any information, documents or material made available to Buyer in the virtual data room established by Intralinks on behalf of Seller, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement and the Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the Transaction Documents to which Buyer is a party constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any agreement to which Buyer is a party or by which Buyer is bound or to which any of its properties and assets are subject. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Documents based upon arrangements made by or on behalf of Buyer.

Section 4.05 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.06 Financial Ability to Perform. Buyer has and will have at the Closing available cash or existing credit facilities in an aggregate amount that is sufficient to enable it to pay the Purchase Price at the Closing and to consummate the other transactions contemplated by this Agreement.

Section 4.07 Solvency; No Fraudulent Conveyance. Immediately following the Closing, Buyer will be solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance laws, and, to Buyer’s Knowledge, the transactions contemplated hereby do not constitute fraudulent transfers or fraudulent conveyances under such Laws.

ARTICLE V
COVENANTS

Section 5.01 Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 5.01 of the Disclosure Schedules at least five Business Days prior to the Closing.

Section 5.02 Employees; Benefit Plans.

(a)    During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall and shall cause the Company to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to the Closing; (iii) retirement and welfare benefits that are the same as, or no less favorable than, what the Buyer provides to its similarly situated employees; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Company Continuing Employee immediately prior to the Closing.

(b)    With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(c)    This Section 5.02 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.02, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.02. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.02 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

(d)    With respect to the Company’s 401(k) plan, the Company shall cause each Company Continuing Employee’s participation in such plan to be terminated effective immediately prior to the Effective Time, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals. Each Company Continuing Employee who was a participant in the Company’s 401(k) plan shall be eligible to participate in Buyer’s 401(k) plan on or as soon as administratively practicable after the Effective Time, and account balances under the terminated Company 401(k) plan will be eligible for distribution or rollover to the Buyer’s 401(k) plan for Company Continuing Employees. Any other former employee of the Company who is employed by Buyer after the Effective Time shall be eligible to be a participant in the Buyer’s 401(k) plan upon complying with eligibility requirements. All rights to participate in Buyer’s 401(k) plan are subject to Buyer’s right to amend or terminate the plan. For purposes of administering Buyer’s 401(k) plan, Company Continuing Employees’ service with the Company shall be deemed to be service with Buyer for participation and vesting purposes.

(e)    Effective at the Effective Time, all employees of the Company will have the option to continue their health and dental insurance benefits as of the Closing Date under the Consolidated Omnibus Budget Reconciliation Act of 1985, with Buyer responsible to reimburse Seller for any claims paid by Seller under such coverage net of premiums received for such period by Seller in connection with such coverage. Effective January 1, 2015, all of such employees remaining with the Company will be eligible for health and dental insurance benefits under Buyer’s respective Benefit Plans and Buyer shall be solely responsible for such costs.

(f)    Stella Vasquez shall continue to participate in the short term disability and long term disability plans of the Company sponsored by Seller in accordance with the terms of those plans.

Section 5.03 Director and Officer Indemnification and Insurance.

(a)    Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof, an officer or director of the Company, as provided in the certificate of incorporation or by-laws of the Company, in each case as in effect on the date of this Agreement, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)    The obligations of Buyer and the Company under this Section 5.03 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.03 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.03 applies shall be third-party beneficiaries of this Section 5.03, each of whom may enforce the provisions of this Section 5.03).

(c)    In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.03.

(d)    In the event of a claim for indemnification against the Company by any Person who is now, or has been at any time prior to the date hereof, an officer or director of the Company, or on behalf of any such Person by such Person’s successors, estate, personal representatives, trustees, receivers or similar representatives, for any matter for which Buyer is otherwise entitled to indemnification pursuant to Article VII, Seller agrees to indemnify the Company and Buyer for any such claim pursuant to Article VII.

Section 5.04 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.04 shall nonetheless continue in full force and effect. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all confidential and proprietary information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information concerning the Company by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is legally required to disclose, provided, that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.05 Books and Records.

(a)    In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any reasonable purpose, for a period of seven years after the Closing, Buyer shall:

(i)    retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)    upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Seller shall:

(i)    retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii)    upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)    Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.05 where such access would violate any Law.

Section 5.06 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel and written notice to the other party prior to any such required filing), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcements.

Section 5.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.08 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest), if any, incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 5.09 Tax Covenants.

(a)    Tax Returns.

(i)    Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Company, their Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(ii)    Seller shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer. For purposes of allocating the income and loss of the Company between the Pre-Closing Tax Period and the Post-Closing Tax Period, (i) the period up to and including the Effective Time, including all gains and gains and losses recognized by the Company as a result of the Section 338(h)(10) election, shall be allocated to the Pre-Closing Tax Period based on a closing of the books as of the Effective Time and (ii) all income, gain, loss, deduction and credit of the Company occurring after the Effective Time shall be allocated to the Post-Closing Tax Period based on a closing of the books as of the Effective Time.

(b)    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(i)    in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended at the Effective Time; and

(ii)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending at the Effective Time and the denominator of which is the number of days in the entire period.

(c)    Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 5.09 or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns (other than income tax returns and other tax returns filed on a consolidated, combined or unitary basis) or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities applicable solely to the Company. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Effective Time until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods.

(d)    Section 338(h)(10) Election. Seller and Buyer shall join in making an election under Code § 338(h)(10) (and any corresponding elections under state, local, or non-U.S. tax law) (the “§ 338(h)(10) Election”) with respect to the purchase and sale of the Shares hereunder. Seller will pay any Tax attributable to the making of the § 338(h)(10) Election and will indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay such Tax. The Parties agree that the Purchase Price and the liabilities of the Company will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) in accordance with the allocation principles shown on the § 338(h)(10) Election Schedule set forth on Section 5.09(d) of the Disclosure Schedules in a manner consistent with Code § 338 and § 1060 and the regulations thereunder. Buyer, the Company and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation principles.

Section 5.10 Use of Business. Buyer is not purchasing or acquiring any right, title or interest in any trademarks, logos, service marks, brand names or trade names, corporate or business names employing the names “Wolseley plc”, “Ferguson Enterprises, Inc.”, “Davidson” or any part or variation thereof, or any trademarks, logos, service marks, brand names or trade, corporate or business names confusingly or misleadingly similar thereto (collectively, the “Seller’s Marks”). To the extent that any of the Seller’s Marks are used by the Company on any materials constituting its properties and assets, including any website, stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, software or like materials or appear on their inventory (including work-in-process and inventory on order) at the Closing Date, as promptly as commercially reasonable, but in no event later than the date that is 60 days after the Closing Date, Buyer shall, and shall cause the Company to, cease to use, remove, strike over or otherwise obliterate all the Seller’s Marks from all such materials. Except for the foregoing Seller’s Marks, Buyer, via its ownership of the Company after Closing, will own all of the Company Intellectual Property.

Section 5.11 Non-competition; Non-solicitation.

(a)    For a period of five (5) years commencing at the Effective Time (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly (i) engage in or assist others in engaging in the Restricted Business in the Territory or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, principal, agent, trustee or consultant. For clarification, trading in the ordinary course of business with a Person engaged in the Restricted Business shall not be deemed to be assisting such Person in engaging in the Restricted Business so long as such trading does not include Seller or any of its Affiliates selling Restricted Products to such Person in violation of this Agreement.

(b)    During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c)    During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit, entice, induce, influence or intentionally interfere with, or attempt to solicit, entice, induce, influence, or intentionally interfere with, any suppliers, clients or customers of the Company or potential suppliers, clients or customers of the Company, in any such case for purposes of, or with the effect of, stopping, decreasing or diverting their business or services from the Company.

(d)    Notwithstanding any other provision of this Section 5.11,

(i)    Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person;

(ii)    Seller and its Affiliates may continue to do business with customers and suppliers of the Company with respect to products other than Restricted Products;

(iii)    Seller and its Affiliates may sell Restricted A106 Items to its Affiliates and to customers other than the Restricted A106 Customers;

(iv)    Seller and its Affiliates may make occasional purchases and sales of Restricted Products (other than sales of the Restricted A106 Items to the Restricted A106 Customers) at the request of customers as an incidental part of a purchase order or series of purchase orders for other products so long as Seller purchases such Restricted Products only from the Company if offered by the Company at competitive fair market prices and on reasonable terms.

(e)    Seller acknowledges that a breach or threatened breach of this Section 5.11 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(f)    Seller acknowledges that the restrictions contained in this Section 5.11 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.11 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.11 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.12 Employment Agreements. Effective upon the Closing, Buyer shall cause the Company to enter into employment agreements with Steve Baroff, Dianne Beck, and Christopher Sitka (collectively, the “Employment Agreements”). Seller and Buyer acknowledge and agree that fully executed Employment Agreements are a condition precedent to Buyer’s obligation to close the transactions contemplated by this Agreement.

Section 5.13 Accounts Receivable. The accounts receivable reflected on the Estimated Closing Date Working Capital statement are set forth on Section 5.13 of the Disclosure Schedules. The accounts receivable of the Company at the Effective Time (the “Accounts Receivable”) will be finally determined as part of the Statement of Closing Date Working Capital. For a period of 120 days after the Closing Date, Buyer will use commercially reasonable efforts to collect the Accounts Receivable. Such efforts shall not require Buyer to employ commercial collection agencies or file suit. Unless otherwise explicitly directed by a customer, all Accounts Receivable payments received by Buyer during the 120-day period shall be applied to the appropriate customer’s oldest invoice(s) first. Within 15 days after expiration of the 120-day period following the Closing Date, Buyer shall provide to Seller a list of Accounts Receivable for which Buyer has not received a full payment (the “Uncollected Accounts Receivable”). Within 15 days of receipt of the list of Uncollected Accounts Receivable, Seller shall pay to Buyer, by wire transfer of immediately available funds, the amount, if any, by which the Uncollected Accounts Receivable exceed the reserve for doubtful or uncollectible accounts in the calculation of Closing Date Working Capital. If Seller fails to make such payment within such 15-day period, Buyer shall be entitled to withdraw the amount of the Uncollected Accounts Receivable from the Escrow Account, and subsequently, Seller shall be required to deposit funds into the Escrow Account equal to such amount. Seller agrees to promptly forward to Buyer any and all payment for any Accounts Receivable received by Seller during such 120-day period following the Closing Date. After the conclusion of the 120-day period, should Buyer or the Company collect any of the Uncollected Accounts Receivable, Buyer shall remit any such Uncollected Accounts Receivables to Seller.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions:

(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)    Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver of each of the following conditions:

(a)    The representations and warranties of Seller contained in Article III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b)    Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(d)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and each of the other Transaction Documents to which it is a party and the other documents to be delivered hereunder and thereunder.

(e)    Seller shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(f)    Seller shall have delivered, or caused to be delivered, to Buyer a Limited Guaranty from Ferguson Enterprises, Inc., a Virginia corporation and Buyer’s parent company, in favor of Buyer, guaranteeing the payment and performance of Seller’s obligations under this Agreement

Section 6.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver of each of the following conditions:

(a)    The representations and warranties of Buyer contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(d)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and each of the other Transaction Documents to which it is a party and the other documents to be delivered hereunder and thereunder.

(e)    Buyer shall have delivered to Seller cash in an amount equal to the Closing Payment by wire transfer in immediately available funds to an account or accounts designated by Seller in a written notice to Buyer.

ARTICLE VII
INDEMNIFICATION

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.04, 3.22, 4.01 and 4.04 shall survive indefinitely, the representations and warranties in Section 3.17 shall survive until the date that is three (3) years from the Closing Date, and the representations and warranties in Sections 3.18 (as they relate to compliance with ERISA and the Code) and 3.20 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements contained in this Agreement shall survive the Closing Date indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify and defend Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; any

(c)    any Tax Liability of the Ferguson Affiliated Group with respect to the fiscal years described in Section 3.20 of the Disclosure Schedules or any unpaid federal income tax liability of the Ferguson Affiliated Group pursuant to Treasury Regulation § 1.1502-6 or under similar provisions of state income tax law for any unpaid state income tax liability of a similar group of affiliated companies filing a consolidated, combined or unitary tax return.

Section 7.04 Certain Limitations. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)    The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a) (other than claims for breaches of Sections 3.01, 3.02, 3.03, 3.04, 3.23, 4.01 and 4.04, which shall not be subject to the Deductible), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds $173,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for all such Losses in excess of the Deductible.

(b)    The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) and Section 7.03(a) (other than claims for breaches of Sections 3.01, 3.02, 3.03, 3.04, 3.23, 4.01 and 4.04, which shall not be subject to the limitation set forth in this Section 7.04(b)), as the case may be, shall not exceed $3,550,000. No Losses may be claimed under Section 7.02 or Section 7.03 by any Indemnified Party to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Section 2.05.

(c)    Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (or the Company) in respect of any such claim within sixty (60) days of initiating such claim. The Indemnified Party shall use its commercially reasonable efforts (but shall not be required to file suit) to recover against manufacturers and under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement. With respect to insurance claims, such requirement shall be limited to the Indemnified Party submitting a claim notice with its insurance carrier and cooperating with the claim investigation for up to sixty (60) days. In the event that an Indemnifying Party pays a claim with respect to which the Indemnified Party subsequently receives a recovery against a third party, the Indemnified Party shall promptly reimburse such amount to the Indemnifying Party (not to exceed the amount previously paid by the Indemnifying Party).

(d)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(e)    Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 7.05 Indemnification Procedures.

(a)    Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is or was an employee, contractor, supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.04) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request, provided, that if the Indemnifying Party is Seller, then the Indemnifying Party may not contact or communicate with any of the Indemnified Party’s employees, contractors, suppliers or customers without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). If the

Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. Notwithstanding the foregoing, any Loss Seller is obligated to pay to any Buyer Indemnitee pursuant to this Article VII shall be paid first, to the extent there are sufficient funds in the Escrow Account, by release of funds to the Buyer Indemnitee from the Escrow Account by the Escrow Agent; and second, to the extent the funds in the Escrow Account are less than the amount necessary to pay any remaining sums due, then Seller shall be required to pay all of such additional sums due in accordance with the first sentence of this Section 7.06. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to six percent (6%) per annum.

Section 7.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08 No Other Representations and Warranties. Buyer acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company. Buyer acknowledges and agrees that none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules). Notwithstanding the foregoing, the representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives).

Section 7.09 Exclusive Remedies. Subject to Section 8.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 8.11 or to seek any remedy on account of fraud by any party hereto.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Expenses. Except as otherwise expressly provided herein (including Section 5.08 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02 Notices.All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:    The Davidson Corporation
c/o Ferguson Enterprises, Inc.
12500 Jefferson Avenue
Newport News, Virginia 23602
Facsimile: (757) 989-2985
Attention: General Counsel
with a copy to:    Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Facsimile: 804-343-4528
Attention: Douglas S. Granger, Esq.

If to Buyer:    Synalloy Corporation
4301 Dominion Blvd., Suite 130
Glen Allen, Virginia 23060
Facsimile: (804) 822-3270
Attention: Craig Bram, CEO
with a copy to:    LeClairRyan, A Professional Corporation
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Facsimile: (804) 916-7288
Attention: John C. Selbach, Esq.
Section 8.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06 Entire Agreement. This Agreement, the Transaction Documents, and the other documents delivered pursuant to this Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08 No Third-party Beneficiaries. Except as provided in Section 5.03 and Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS, AND THE OTHER DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF VIRGINIA IN EACH CASE LOCATED IN THE CITY OF RICHMOND OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA (AND APPELLATE COURTS THEREOF), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND

UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

Section 8.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.13 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE DAVIDSON CORPORATION

By
Name: Terry E. Hall
Title: Senior Vice President

SYNALLOY CORPORATION

By
Name: Craig C. Bram
Title: President and Chief Executive Officer

Exhibit A to Stock Purchase Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of November 21, 2014 (this “Escrow Agreement”) is by and among The Davidson Corporation, a Delaware corporation (“Seller”), Synalloy Corporation, a Delaware corporation (“Buyer”), and U.S. Bank, National Association, a national banking association, as escrow agent hereunder (“Escrow Agent”).
BACKGROUND
A.Buyer and Seller have entered into a Stock Purchase Agreement (the “Underlying Agreement”) dated as of November 21, 2014 pursuant to which Buyer has acquired all of the issued and outstanding capital stock of Specialty Pipe & Tube, Inc., a Delaware corporation (the “Corporation”) from Seller. The Underlying Agreement provides that Buyer shall pay Three Million Two Hundred Forty-seven Thousand and 00/100 Dollars ($3,247,000.00) (the “Initial Escrow Deposit”) into a segregated escrow account to be held by Escrow Agent for eventual payment to the Seller and/or to fund certain adjustments to the purchase price and satisfy other claims that the Buyer may have under the Underlying Agreement (the “Claims”).

B.Escrow Agent has agreed to accept, hold, and disburse the funds deposited with it, and the earnings thereon, in accordance with the terms of this Escrow Agreement.

C.The Seller and Buyer each have appointed Representatives (as defined below) to represent each of them for all purposes in connection with the funds to be deposited with Escrow Agent, the investment of the Escrow Funds, the Claims (as defined below), the disbursement of the Escrow Funds (as hereinafter defined) and this Escrow Agreement.

D.In order to establish the escrow of funds and effect the provisions of the Underlying Agreement, the parties hereto have entered into this Escrow Agreement.

STATEMENT OF AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
1.Definitions. The following terms shall have the following meanings when used herein:

“Claim” or “Claims” shall mean one or more claims made by Buyer and/or Buyer’s Indemnified Parties pursuant to the Underlying Agreement.
“Claim Notice” shall mean a written notification signed by the Buyer Representative and delivered to the Seller Representative and Escrow Agent in accordance with Section 5 hereof, which shall (a) specify the amount of the Claim; (b) specify the date of such Claim and the facts giving rise to it; (c) if based on a breach of representation and warranty made by the Seller in the Underlying Agreement, specify the paragraph number(s) of the representation(s) or warranty(ies) alleged to have been breached and reasonable detail of the facts or matters giving rise to the alleged breach; (d) include copies of then available documents related to the Claim; and (e) specify the aggregate amount of all Claims as to which Claim Notices have been delivered.

“Claim Response” shall mean a written notification signed by the Seller Representative and delivered to the Buyer Representative and Escrow Agent in accordance with Section 5 hereof, which shall set forth whether or not the Seller contest a Claim, or dispute any matter with respect to a Claim, described in the Claim Notice.
“Closing Date” shall mean the Closing Date as defined in the Underlying Agreement.
“Escrow Funds” shall mean the funds deposited with Escrow Agent on the Closing Date or thereafter pursuant to Section 3 of this Agreement, together with any interest and other income thereon.
“Escrow Period” shall mean the period commencing on the Closing Date and ending on the second anniversary of the Closing Date.
“Estimated Claim Amount” shall mean the amount designated by the Buyer Representative in the Claim Notice to be the reasonable dollar amount estimated by the Buyer in good faith to be the amount reasonably necessary to satisfy any Claim for which a Claim Notice has been delivered.
“Joint Written Direction” shall mean a written direction executed by the Representatives and directing Escrow Agent to disburse (and to whom to disburse) all or a portion of the Escrow Funds or to take or refrain from taking any action pursuant to this Escrow Agreement.
“Buyer Representative” shall mean the person so designated on Schedule A hereto or any other person designated in a writing signed by Buyer and delivered to Escrow Agent and the Seller Representative in accordance with the notice provisions of this Escrow Agreement, to act as Buyer’s representative under this Escrow Agreement.
“Representatives” shall mean the Seller Representative and the Buyer Representative.
“Seller Representative” shall mean the person so designated on Schedule A hereto or any other person designated in a writing signed by the Seller and delivered to Escrow Agent and the Buyer Representative in accordance with the notice provisions of this Escrow Agreement, to act as Seller’s representative under this Escrow Agreement.
“Termination Date” shall mean the date that the Escrow created pursuant to this Escrow Agreement is terminated, which shall be the date of the first to occur of the following: (a) the disbursement of all Escrow Funds pursuant to Section 4 hereof or (b) the disbursement of all Escrow Funds into court, in each case, pursuant to the terms of this Escrow Agreement.
2.Appointment of and Acceptance by Escrow Agent. The Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 3 below, agrees to hold, invest and disburse the Escrow Funds in accordance with this Escrow Agreement.

3.Deposit of Escrow Funds.

a.On the Closing Date, Buyer will transfer the Initial Escrow Deposit to Escrow Agent, by wire transfer of immediately available funds to the account of Escrow Agent referenced on Schedule A hereto.

b.Upon receipt of funds pursuant to the foregoing, Escrow Agent shall immediately confirm receipt by notice thereof to the Representatives. Escrow Agent shall hold the Escrow Funds in a separate account, which shall not be commingled with other assets of Escrow Agent.

4.Disbursements of Escrow Funds.

a.Interim Distributions. Escrow Agent shall disburse Escrow Funds at any time and from time to time, upon receipt of, and in accordance with, a Joint Written Direction. Such Joint Written Direction shall contain wiring instructions or an address to which a check shall be sent.

b.Expiration of Escrow Period. Upon the expiration of the Escrow Period, Escrow Agent shall: (i) retain Escrow Funds sufficient to pay in full all Estimated Claim Amounts, if any, that have not been resolved and disbursed by such time by the delivery to Escrow Agent of a Joint Written Direction; and (ii) within ten (10) days after the expiration of the Escrow Period, distribute the balance of the Escrow Funds (after retaining the amounts in the preceding clause (i)) in accordance with the Joint Written Direction delivered by the Representatives.

If upon the expiration of the Escrow Period, Escrow Agent (i) has not received a Joint Written Direction setting forth the distribution of the Escrow Funds or (ii) has retained any Escrow Funds with respect to any Estimated Claim Amounts pursuant to this Section 4, then Escrow Agent may, in its sole discretion, either (A) retain all such remaining Escrow Funds, to be held and invested in accordance with the provisions of this Escrow Agreement, until receipt by Escrow Agent of Joint Written Directions with respect to the disposition of such amounts, or (B) pay over all remaining Escrow Funds to a court of competent jurisdiction in the manner described in Section 6 below.
All disbursements of Escrow Funds shall be subject to the claims and fees of Escrow Agent and the Indemnified Parties (as defined below) pursuant to Section 10 and Section 11 below.
5.Claims. The Buyer Representative shall deliver each Claim Notice to the Seller Representative and Escrow Agent, such delivery to be in accordance with the notice provisions of this Escrow Agreement.

Immediately upon its receipt of a Claim Notice or its payment of all or any portion of a Claim, Escrow Agent shall promptly make entries or notations in the account records relating to the Escrow Funds, indicating, as applicable, that: (i) funds in the amount of the Estimated Claim Amount are reserved to satisfy the Claim set forth in the Claim Notice, and identifying the date and number of such Claim Notice; or (ii) the reserve for the Claim for which the payment was made has been reduced by the amount of such payment.
Within twenty (20) business days after receipt by the Seller Representative of any Claim Notice, the Seller Representative shall deliver a Claim Response to the Buyer Representative and Escrow Agent, such delivery to be in accordance with the notice provisions of this Escrow Agreement.
Notwithstanding any failure of Seller Representative to submit a timely Claim Response or the submission of a Claim Response which does not dispute the Claim or Claim Notice, the Escrow Agent shall disburse Escrow Funds only upon the receipt of a Joint Written Direction with respect to such Claim. Escrow Agent shall have no responsibility to determine whether any Claim Notice or Claim Response has been received by Seller or Buyer, as applicable, or to provide any Claim Notice or Claim Response to Seller or Buyer. Monies credited to any account or fund maintained hereunder which are uninvested pending disbursement or receipt of proper investment directions or as directed herein, may be deposited to and held in a non-interest bearing demand deposit account established with the Commercial Banking Department of the Escrow Agent or with any bank affiliated with the Escrow Agent, without the pledge of securities to or other collaterlization of such deposit accounts.
Buyer and the Seller acknowledge and agree that the Agent is authorized to invest from or through its trust department or U.S. Bank National Association or any other bank affiliated with Agent through common control by U.S. Bancorp.
6.Suspension of Performance; Disbursement Into Court. If, at any time, (i) there shall exist any dispute between Seller, Buyer or the Representatives with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, (ii) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder or (iii) the Representatives have not within 30 days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 8 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

a.suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be) or

b.petition (by means of an interpleader action or any other appropriate method) a court located in Richmond, Virginia for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to Escrow Agent of all reasonable fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Escrow Agent shall have no liability to Seller, Buyer, their respective shareholders or members or any other person with respect to any such suspension of performance or disbursement into court (including, without limitation, the disbursement authorized in Section 4 hereof), specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.
7.Investment of Funds. Escrow Agent is herein directed and instructed to initially invest and reinvest the Escrow Funds in the investment indicated on Schedule A hereto. By execution of this Escrow Agreement, the parties hereto acknowledge receipt of prospectuses and/or disclosure materials associated with the investment vehicle, either through means of hard copy or via access to the website associated with the investment selected by the parties to this Escrow Agreement. The parties hereto acknowledge that they have discussed the investment and are in agreement as to the selected investment. The Seller and Buyer may provide instructions changing the investment of the Escrow Funds (subject to applicable minimum investment requirements) by the furnishing of a Joint Written Direction to Escrow Agent (the “Investment Instruction”); provided, however, that no investment or reinvestment may be made except in the following:

a.direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America;

b.certificates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which certificates of deposit are insured by the Federal Deposit Insurance Corporation or a similar governmental agency;

c.repurchase agreements with any bank, trust company, or national banking association (including Escrow Agent and its affiliates); or

d.any institutional money market fund offered by Escrow Agent, including any institutional money market fund managed by Escrow Agent or any of its affiliates.

If Escrow Agent has not received an Investment Instruction at any time that an investment decision must be made, Escrow Agent shall invest the Escrow Funds, or such portion thereof as to which no Investment Instruction has been received, in investments described in clause (d) above. Each of the foregoing investments shall be made in the name of Escrow Agent. No investment shall be made in any instrument or security that has a maturity of greater than six (6) months. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to the Representatives, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any disbursement of Escrow Funds permitted or required hereunder. All investment earnings shall become part of the Escrow Funds and investment losses shall be charged against the Escrow Funds. Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Escrow Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Funds. With respect to any Escrow Funds received by Escrow Agent after ten o’clock, a.m., Eastern Standard Time, Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next day upon which banks in Richmond, Virginia are open for business.
8.Resignation of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days prior written notice to the Representatives specifying a date when such resignation shall take effect. Upon any such notice of resignation, the Representatives jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. Escrow Agent shall continue to serve (notwithstanding any resignation date provided in the resignation notice) until the successor escrow agent accepts the Escrow and receives the Escrow Funds. After any retiring Escrow Agent’s resignation, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement. Any corporation or association into which Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of Escrow Agent’s corporate trust line of business may be transferred, shall be Escrow Agent under this Escrow Agreement without further act.

The Representatives may, by mutual agreement at any time, remove Escrow Agent as escrow agent hereunder, and substitute a different escrow agent, in which event, upon receipt of written notice thereof and payment of any accrued but unpaid fees due hereunder, Escrow Agent shall account for and deliver to such successor escrow agent the Escrow Funds and all other amounts held by it hereunder, and Escrow Agent shall thereupon be discharged from all further obligations under or in relation to this Escrow Agreement.

9.Liability of Escrow Agent. Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Seller or Buyer. Escrow Agent’s sole responsibility shall be for (i) providing notices to the Representatives as set forth herein; and (ii) the safekeeping and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Escrow Agreement or the Underlying Agreement, or to appear in, prosecute or defend any such legal action or proceeding unless requested to do so by the Representatives and indemnified by the requesting party to the satisfaction of Escrow Agent against the costs and expenses of participating in such action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Seller and Buyer shall each promptly pay, upon demand, fifty percent (50%) of the reasonable fees and expenses of any such counsel. Escrow Agent shall have no liability or responsibility to question or determine the accuracy or reasonableness of any Estimated Claim Amount.

Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if Escrow Agent complies with any such order, writ, judgment or decree, prior to receiving notice that the same has been reversed, modified, annulled, set aside or vacated, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.
10.Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, Seller and Buyer, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Seller or Buyer, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by the Seller, jointly and severally. The obligations of Seller and Buyer under this Section 10 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

The parties agree that neither the payment by Seller or Buyer of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Funds in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Seller and Buyer, the respective rights and obligations of Seller, on the one hand, and Buyer, on the other hand, under the Underlying Agreement.
11.Fees and Expenses of Escrow Agent. Seller shall compensate Escrow Agent for its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses incurred in connection with this Escrow Agreement and the Escrow, including attorneys’ fees to the extent Escrow Agent is entitled to reimbursement for such fees pursuant to any other provision of this Escrow Agreement, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Schedule A are hereby incorporated by this reference, and form a part of this Escrow Agreement. All of the compensation and reimbursement obligations set forth in this Section 11 shall be payable by Seller upon demand by Escrow Agent. The obligations of Seller under this Section 11 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent. Escrow Agent is authorized to, and shall, disburse to itself from the Escrow Funds, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder, but shall not disburse to itself or any Indemnified Party (any amount to which Escrow Agent or any Indemnified Party claims it is entitled under the indemnification provisions of Section 10 hereof without express authorization for such disbursement by a Joint Written Direction). Escrow Agent shall notify the Representatives of any disbursement from the Escrow Funds to itself or any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to the Representatives copies of all related invoices and other statements. Buyer and Seller hereby grant to Escrow Agent and the Indemnified Parties a security interest in and lien upon the Escrow Funds to secure all obligations with respect to the right to offset the amount of any compensation or reimbursement due any of them hereunder (including any claim for indemnification pursuant to Section 10 hereof) against the Escrow Funds. If for any reason funds in the Escrow Funds are insufficient to cover such compensation and reimbursement, Seller shall promptly pay such amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

12.Representations and Warranties. Each of Seller and Buyer respectively makes the following representations and warranties to Escrow Agent:

(i)It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization; it has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder.

(ii)This Escrow Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement, enforceable in accordance with its terms.

(iii)The execution, delivery, and performance of this Escrow Agreement is in accordance with the Underlying Agreement and will not violate, conflict with, or cause a default under its articles of incorporation, articles of organization, bylaws, management agreement, trust agreement or other organizational document, as applicable, any applicable law or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including without limitation the Underlying Agreement, to which it is a party or any of its property is subject.

(iv)The applicable persons designated on Schedule A hereto have been duly appointed to act as its representatives hereunder and have full power and authority to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Escrow Agreement and to take any and all other actions as the Representatives under this Escrow Agreement, all without further consent or direction from, or notice to, it or any other party.

(v)No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

(vi)All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of the Escrow Funds.

13.Identifying Information. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, and identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

14.Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Escrow Agreement, the parties hereto agree that the United States District Court for the Eastern District of Virginia shall have the sole and exclusive jurisdiction. If such court lacks federal subject matter jurisdiction, the parties agree that the state courts located within the City of Richmond, Virginia shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

15.Notice. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered if given or delivered by hand, overnight delivery service or facsimile transmission (with confirmed receipt) to the address or facsimile number set forth on Schedule A hereto, or to such other address as each party may designate for itself by like notice, and shall be deemed to have been given on: (a) the date delivered by hand or facsimile transmission if such delivery occurs on any business day prior to 5:00 p.m., local time, or the next succeeding business day if delivered on a non-business day or after 5:00 p.m., local time or (b) the first business day following delivery to an overnight delivery service, and when, in each of clause (a) through (b) such delivery is addressed as set forth on Schedule A hereto, or to such other address as each party may designate for itself by like notice.

16.Amendment or Waiver. This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by the Representatives and Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

17.Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

18.Governing Law. This Escrow Agreement shall be construed and interpreted in accordance with the internal laws of the Commonwealth of Virginia without giving effect to the conflict of laws principles thereof.

19.Entire Agreement. This Escrow Agreement and the Underlying Agreement constitute the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Funds, and this Escrow Agreement sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds.

20.Remedies. Except as otherwise specifically provided herein, nothing contained in this Escrow Agreement shall limit or impair any right or remedy to which Buyer or Seller may be entitled under the Underlying Agreement or otherwise. In the event of any conflict between the terms of the Underlying Agreement and this Escrow Agreement, as between Buyer and Seller, the terms of the Underlying Agreement shall control.

21.Binding Effect. All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of Seller, Buyer and Escrow Agent.

22.Execution in Counterparts. This Escrow Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction.

23.Termination. Upon termination of this Escrow Agreement on the Termination Date, except for accounting for and the proper handling and final disbursement of the Escrow Funds in accordance with the terms of this Agreement, Escrow Agent shall be released from its obligations hereunder and Escrow Agent shall have no further liability with respect to the Escrow Funds, this Escrow Agreement, or any action or refusal to take action hereunder, to Seller, Buyer, their respective shareholders or members, the Representatives, or any other person.

24.Dealings. Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell, and deal in any of the securities of the Seller or Buyer and become pecuniaryly interested in any transaction in which the Seller or Buyer may be interested, and contract and lend money to the Seller or Buyer and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude Escrow Agent from acting in any other capacity for the Seller or Buyer or for any other entity.

25.Expenses. Except as otherwise provided herein, each party shall be responsible for its own costs and expenses with respect to the preparation and administration of this Escrow Agreement, including submitting and evaluating Claims, Claims Notices and Claim Responses submitted to the Escrow Agent hereunder.

26.Security Advice Waiver Language. Buyer and the Seller acknowledge that regulations of the Comptroller of the Currency grant the Issuer the right to receive brokerage confirmations of security transactions as they occur. Buyer and the Seller specifically waive such notification to the extent permitted by law and acknowledges that Buyer and the Seller will receive periodic cash transaction statements, which will detail all investment transactions.

27.Shareholder Communications Act.  The Shareholder Communications Act of 1985 and its regulations require that banks and trust companies make an effort to facilitate communication between issuers of U.S. securities and the parties who have the authority to vote or direct the voting of those securities regarding proxy dissemination and other corporate communications.  Unless objected to in writing, the Escrow Agent will provide the obligatory information to the registrant upon request.  If objected to by any party hereto, such objection will apply to all securities held for the parties hereto in the accounts described herein now and in the future unless such objection is withdrawn in writing.

{signatures appear on the following page}

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.
SELLER:

THE DAVIDSON CORPORATION

By:___________________________
Terry E. Hall, Senior Vice President

BUYER:

SYNALLOY CORPORATION

By: ________________________
Craig C. Bram, President and Chief Executive Officer

ESCROW AGENT:

U.S. BANK, NATIONAL ASSOCIATION

By:________________________
Elizabeth A. Boyd, Vice President

SCHEDULE A

1.    Escrow Funds.

Escrow Funds wiring instructions:        U.S. Bank Corporate Trust Services
ABA#
Account #
OBI: Account Name
REF: Account Number

2.    Escrow Agent Fees.

Acceptance Fee:    Waived
Annual Escrow Fee:    $1,500
Out-of-Pocket Expenses:    Not to exceed 10% of annual fee
Transactional Costs:    $25/wire or check
Other Fees/Attorney, etc.:    Billed at Cost
Tax Reporting (if applicable)    $250 set up and $25 per 1099

The Annual Escrow Fee is payable upon execution of the escrow documents. In the event the escrow is not funded, the Annual Escrow Fee and all related expenses, including reasonable attorneys’ fees, remain due and payable, and if paid, will not be refunded. Annual Escrow Fees cover a full year in advance, or any part thereof, and thus are not pro-rated if terminated during the first year. Annual Escrow Fees will be pro-rated if terminated after the first year.

The fees quoted in this Schedule A apply to services ordinarily rendered in the administration of an Escrow Account and are subject to reasonable adjustment based on final review of documents, or when Escrow Agent is called upon to undertake unusual duties or responsibilities, or as changes in law or procedures demand. Services in addition to and not contemplated in this Escrow Agreement, including, but not limited to, document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as extraordinary expenses.

Unless otherwise indicated, the above fees relate to the establishment of one escrow account. Additional sub-accounts governed by the same Escrow Agreement may incur an additional charge. Transaction costs include charges for wire transfers, checks, internal transfers, and securities transactions.

3.	Taxpayer Identification Numbers.

Seller: The Davidson Corporation, EIN: 11-2982658

Buyer: Synalloy Corporation, EIN: 57-0426694

4.
Termination and Disbursement. Unless earlier terminated by the provisions of the Escrow Agreement, the Escrow Period will terminate on the second anniversary of the Closing Date. Any Escrow Funds remaining on such date and not subject to a Claim Notice shall be distributed pursuant to Section 4 of the Escrow Agreement.

5.
Investment Instructions. In the absence of specific written direction to the contrary, U.S. Bank National Association, is hereby directed to invest and reinvest proceeds and other available moneys in the following funds as permitted by the operative documents:

First American Prime Obligations Fund, Class D

SEE FIRST AMERICAN FUNDS, INC. PROSPECTUS WHICH HAS BEEN PROVIDED. NOTE THAT THE ABOVE FUNDS’ INVESTMENT ADVISOR, CUSTODIAN, DISTRIBUTOR AND OTHER SERVICE PROVIDERS AS DISCLOSED IN THE FUNDS PROSPECTUS ARE U.S. BANK NATIONAL ASSOCIATION AND AFFILIATES THEREOF. SHARES OF THE ABOVE FUNDS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED BY, ANY BANK INCLUDING U.S. BANK NATIONAL ASSOCIATION OR ANY OF ITS AFFILIATES, NOR ARE THEY INSURED BY THE DEPOSIT INSURANCE FUND (F.K.A. FEDERAL DEPOSIT INSURANCE CORPORATION), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. AN INVESTMENT IN THE FUNDS INVOLVES INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL. U.S. Bank National Association will not vote proxies for the First American Funds. Proxies will be mailed to you for voting.

Fee Basis: Approval of investment of any of these First American mutual funds includes approval of the fund’s fees and expenses as detailed in the enclosed prospectus, including advisory, custodial, distribution and shareholder service expenses (which may be so-called 12b-1 shareholder service fees), which fees and expenses are paid to U.S. Bank National Association or other affiliates of U.S. Bank National Association.

Account-level: At the account-level, authorization is provided by the signature below to deduct a cash management/administrative fee of up to 0 basis points (0) against the average daily fund balance, netted monthly from account moneys.

6.    Representatives.

The following person is hereby designated and appointed as Seller Representative under the Escrow Agreement:

Terry E. Hall

________________
Specimen signature

The following person is hereby designated and appointed as Buyer Representative under the Escrow Agreement:

Robert A. Peay

________________
Specimen signature

7.    Notice Addresses.

If to Seller at:

The Davidson Corporation
c/o Ferguson Enterprises, Inc.
12500 Jefferson Avenue
Newport News, Virginia 23602
Facsimile: (757) 989-2985
Attention: General Counsel

If to Buyer at:

Synalloy Corporation
4301 Dominion Blvd., Suite 130
Glen Allen, Virginia 23060
Facsimile: (804) 822-3270
Attention: General Counsel

If to the Escrow Agent at:    U.S. Bank, National Association
1021 East Cary Street, Suite 1850
Richmond, VA 23219
ATTN: Elizabeth A. Boyd
Facsimile: (804) 343-1572
Telephone: (804) 343-1564
E-mail:    elizabeth.boyd@usbank.com